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                                                                  Exhibit (j)(1)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors, Board of Trustees and Shareholders:
ING Variable Portfolios, Inc.
ING Strategic Allocation Portfolios, Inc.
ING VP Balanced Portfolio, Inc.
ING Variable Funds
ING VP Intermediate Bond Portfolio
ING VP Money Market Portfolio


We consent to the use of our reports dated February 11, 2005 incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                        /s/ KPMG LLP


Boston, Massachusetts
April 28, 2005